Exhibit 10.21

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of April    , 2011, by and between COMERICA BANK (“Bank”) and LDR HOLDING CORPORATION (“Parent”) and LDR SPINE USA, INC. (each a “Borrower” and collectively, “Borrowers”).

RECITALS

Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of November 23, 2009, as it may be amended from time to time, including, without limitation by that certain First Amendment to Loan and Security Agreement dated June 30, 2010, that certain Second Amendment to Loan and Security Agreement dated December 9, 2010 and effective as of September 30, 2010 and that certain Third Amendment to Loan and Security Agreement dated February 10, 2011 (collectively, the “Agreement”). The parties desire to amend the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. The Schedule of Exceptions attached to the Agreement is hereby deleted and replaced in its entirety with the Schedule of Exceptions attached hereto.

2. Borrowers acknowledge and agree to take all actions reasonably requested by Bank to grant Bank an enforceable perfected lien on 65% of Parent’s ownership interests of LDR Medical S.A.S., on or before June 10, 2011.

3. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by either Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

4. Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

5. Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment except to the extent such representation or warranty expressly relates to an earlier date, and that no Event of Default has occurred and is continuing.

6. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrowers;

(b) a Certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(d) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LDR HOLDING CORPORATION

By:	/s/ Christophe Lavigne
Name:	Christophe Lavigne
Title:	President/CEO

LDR SPINE USA, INC.

By:	/s/ Christophe Lavigne
Name:	Christophe Lavigne
Title:	C.E.O

COMERICA BANK

By:	/s/ Paul Gerling
Name:	Paul Gerling
Title:	SVP - Senior Vice President

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

1. Indebtedness incurred pursuant to that certain Loan and Security Agreement dated as of January 31, 2007 by and between Parent and Escalate Capital I, L.P., as amended from time to time (the “Escalate Debt”).

2. Indebtedness incurred pursuant to that certain promissory note dated on or about February 10, 2011 in the principal amount of $3,175,000 by and between Parent and Escalate Capital Partners SBIC I, L.P.

3. Up to (a) an aggregate of €6,500,000 in principal Indebtedness incurred by LDR Medical S.A.S under agreements it has with certain lenders other than [OSEO]1 and (b) €1,000,000 in principal Indebtedness incurred by LDR Medical S.A.S under agreements it has with [OSEO];

Permitted Investments (Section 2.1)

Parent has a beneficial ownership interest in the following Subsidiaries: LDR Spine USA, Inc., LDR Medical, SAS and LDR Brasil Comercio, Importacao e Exportacao Ltda.

Permitted Liens (Section 5.5)

None.

Litigation (Section 5.6)

On or about January 5, 2010, SIGNUS Medizintechnik GmbH filed a complaint in Hamburg, Germany against LDR Medical SAS, LDR Holding Company and KRAUTH Medical GmbH & Co alleging trademark infringement. SIGNUS is claiming that its Community Trademark registration for MOBIS has been infringed by LDR’s MOBI, MOBI-C, MOBI-L and MOBIDISC marks. SIGNUS is requesting that the court order LDR to (1) stop use of the marks, (2) pay damages, court costs and attorneys fees to SIGNUS, (3) destroy all remaining MOBI-C goods, and (4) withdraw the MOBI-C goods from the German market. The action was suspended at LDR’s request pending the outcome of an earlier action filed by LDR to invalidate SIGNUS’s Community Trademark registration for MOBIS; a decision in LDR’s favor issued in the invalidity proceeding in August 2010 and SIGNUS must now seek to amend as the basis of its complaint a German registration for the MOBIS mark that is expected to issue within the next two months. In addition, the goods offered by SIGNUS and LDR under their respective marks are highly specialized and are selected and used by skilled surgeons for very different purposes; accordingly, we believe confusion in the marketplace is unlikely and LDR intends to vigorously defend its right to use its marks. Furthermore, local counsel believes that any damages payable to SIGNUS would be calculated from the date on which a German registration for MOBIS actually issues; therefore, even if SIGNUS should prevail, the amount of damages payable by LDR are not expected to exceed $250,000.

Inbound Licenses (Sections 5.12)

None.

[1]	Please confirm the legal name of this entity.